Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 333-265660, No. 333-260031, No. 333-257190, No. 333-260314 and No. 333-268941) on Form S-3 and registration statement No. 333-258023 on Form S-8 of our report dated February 23, 2024, with respect to the consolidated and combined financial statements of Blue Owl Capital Inc., and the effectiveness of internal control over financial reporting, which appears in the Form 10-K of Blue Owl Capital Inc. dated February 23, 2024.
/s/ KPMG LLP
New York, NY
February 23, 2024